UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 3, 2023

The Hackett Group, Inc.

(Exact name of registrant as specified in its charter)

FLORIDA	333-48123	65-0750100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 Brickell Bay Drive, Suite 3000 Miami, Florida	33131
(Address of principal executive offices)	(Zip Code)

(305) 375-8005

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	HCKT	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On August 8, 2023, The Hackett Group, Inc. (the “Company”) issued a press release setting forth its consolidated financial results for the second fiscal quarter ended June 30, 2023. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein.

The information contained in Item 2.02 of this current report on Form 8-K, as well as Exhibit 99.1, is being furnished to the Securities and Exchange Commission and shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Revised Executive Compensation Decisions for 2023. At its meeting held on February 16, 2023, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) reviewed and approved the 2023 base salaries and cash and equity incentive plan targets for the Company’s named executive officers as well as the Company’s other senior leaders. Consistent with prior years, the Compensation Committee approved a program for the Company’s named executive officers that, in addition to base salaries, would pay annual cash and equity incentive awards in connection with the achievement of challenging 2023 adjusted diluted net earnings per share performance targets.

The importance of annual contract value (“ACV”) growth is a very important part of the 2023 performance year. The Company currently estimates that these investments to grow ACV will negatively impact its full year 2023 adjusted earnings per share based on year to date results by approximately 12 cents. This would reduce Messrs. Fernandez’ and Dungan’s compensation opportunity “at Goal” by approximately 50%. Accordingly, the Compensation Committee reviewed the executive compensation programs for Messrs. Fernandez and Dungan and determined to add a new performance target for 2023 that would allow for Messrs. Fernandez and Dungan to have an opportunity, if fully earned, to achieve 100% of the original compensation opportunity at “Goal”. The Committee achieved this by adding a component that would reward them for 2023 ACV growth based on an established performance target for 2023 to appropriately align their compensation opportunities with the Company’s current ACV growth objectives. The Compensation Committee made these changes to the executive compensation program at its meeting on August 3, 2023.

Under the revised executive compensation program, in addition to the executive compensation programs described in the Company’s 2023 Proxy Statement, Messrs. Fernandez and Dungan would have an opportunity to earn a performance-based equity grant in the form of restricted stock units that would vest over three year equal to the actual dilutive impact from the planned ACV investments. The award under this new ACV growth program would start to be earned if the Company achieves a minimum of 10% ACV growth in fiscal 2023 and would be fully earned if the Company meets or exceeds a 20% ACV growth rate.

The Compensation Committee believes these revisions to Messrs. Fernandez’ and Dungan’s compensation program provide better alignment with the current objectives for the Company and replace incentives constructively eliminated by the level of investment the Company is making in the sales growth of its executive advisory and market intelligence offerings.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release of The Hackett Group, Inc., dated August 8, 2023
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HACKETT GROUP, INC.

Date: August 8, 2023	By:	/s/ Robert A. Ramirez
Robert A. Ramirez
Executive Vice President, Finance and Chief Financial Officer